EXECUTION VERSION

ADDENDUM TO EXCLUSIVE LICENSE AGREEMENT

THIS ADDENDUM TO EXCLUSIVE LICENSE AGREEMENT (this “Addendum”) is entered into on this 30th day of March, 2009 (the “Addendum Effective Date”), by and between PTJ Bioenergy Holdings Ltd., a company organized and existing under the laws of the Republic of Cyprus (“Licensor”) and New Generation Biofuels, Inc., a Delaware corporation (formerly known as H2Diesel, Inc.), having its principal offices located at 1000 Primera Blvd., Suite 3130, Lake Mary, Florida, 32746 (the “Licensee”).

RECITALS

A.
Licensor (as successor by assignment to Ferdinando Petrucci, an individual residing at Via Stazione, 133A, Arce [Frosinone], Italy) and Licensee are parties to that certain Exclusive License Agreement, dated 20 March, 2006 (as amended, supplemented or otherwise modified to the Addendum Effective Date in accordance with its terms, the “License”).  Capitalized terms used and not separately defined in this Addendum (including these recitals) shall have the meanings given in the License.

B.
Licensee and Licensor now wish to set forth the terms and conditions of the ‘cross-licensing arrangement’ referenced at Section 13(b) of the License with respect to Product Improvements made by Licensee.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Addendum and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. ROYALTY; PAYMENT; RECORDKEEPING AND AUDIT RIGHTS.

a.
Royalty. In consideration of the rights in Product Improvements granted to Licensor pursuant to Section 13(b) of the License, Licensor agrees to pay to Licensee, a royalty (the “Royalty”) determined as follows (a) for sales outside the Territory, five percent (5%) of the difference of (i) gross revenues realized from such sales, whether realized by Licensor, its affiliates or agents less (ii) direct expenses incurred by Licensor for travel and commissions paid to third party sales agents in connection with such sales and (b) in all other cases, five percent (5%) of gross revenues realized from exploitation and commercialization of the Product Improvements outside the Territory, whether realized by Licensor, its affiliates or agents.

b.	Payment. The Royalty shall be due and payable within thirty (30) calendar days of receipt of such revenues referenced in Section 1(a).

c.
Recordkeeping. Licensor shall, and shall ensure that its affiliates and agents maintain all customary business records with respect to the exploitation and commercialization of the Product Improvements outside the Territory, including, without limitation, all sales records, invoices and other documents reasonably related to calculation of the Royalty (collectively, “Records”).

d.
Audit Rights. During normal business hours, upon reasonable prior notice to Licensor, and at no cost to Licensor, Licensee, its auditors and other advisors and representatives shall have the right to audit and review any Records to be maintained in accordance with this Addendum.  Licensee acknowledges that any audit or review of Records will be subject to the confidentiality provisions in Section 14(k) of the License.

2. FURTHER IMPROVEMENTS.  For the avoidance of doubt, it is understood that Licensee shall have the exclusive right and license to make, cause to be made, use, distribute, sell, offer related services, sublicense others to do the same and otherwise to commercialize and exploit within the Territory any and all modifications, enhancements, variations and improvements on the Product Improvements or new products related to the Product Improvements invented by Licensor, its affiliates or independent contractors on and subject to the terms and conditions of the License and without additional compensation.   Licensor and Licensee further agree to identify opportunities to collaborate on joint research and development efforts in connection with improvements of the Product.

EXECUTION VERSION

3. TECHNICAL ASSISTANCE; FACILITY TOURS.  At the request of Licensor from time to time, Licensee through its Technical Department (including Andrea  Festuccia, if an employee of Licensee) will provide reasonable technical assistance to Licensor in connection with presentations and implementation in coordination with Licensee and cooperate with Licensor so as to assist Licensor in using the Product Improvements; it being understood that Licensee will not be obligated to incur material expenses or devote significant efforts in connection with such technical assistance without adequate compensation. Among other things, Licensor may request that Licensee permit third parties to tour Licensee’s production facilities upon reasonable prior notice, during regular business hours, without interruption to Licensee’s operations, and subject to confidentiality restrictions substantially similar to those in Section 14(k) of the License.

4. COMMISSION FOR SALES ASSISTANCE.  If Licensee introduces Licensor to a potential customer or otherwise substantially assists in the making of any sale outside the Territory, Licensor will pay to Licensee a commission (the “Sales Commission”) with respect to that sale equal to five percent (5%) of the difference of (a) gross revenues realized from such sale, whether realized by Licensor, its affiliates or agents less (b) direct expenses incurred by Licensor for travel and commissions paid to third party sales agents (other than the Sales Commission) in connection with such sale.  Any such Sales Commission will be in addition to the Royalty to be paid in respect of such sale, and will be due and payable within thirty (30) calendar days of receipt of such revenues.

5. AMENDMENT TO FIRST OFFER PERIOD; VALUATION OF PERFORMANCE-BASED OFFER.  Section 1(d) of the License is amended to reduce the thirty (30) day period therein to seven (7) days.  In addition, to the extent that an offer Licensee is making under Section 1(d) of the License is dependent on the level of performance by Licensee, the parties shall evaluate the monetary value of Licensee’s offer based on reasonable projections (by Licensee, subject to the reasonable approval of Licensor) of the expected performance of Licensee over a mutually agreed period.  To the extent the value of Licensee’s offer is being compared to that of a third party, the third party offer also shall be evaluated as to monetary value based on reasonable projections (by the third party, subject to the reasonable approval of Licensor) of the expected performance, and such information shall be provided to Licensee, who shall have another seven (7) day period to make a first offer based on such valuation.  If the third party is a major oil company within a particular country outside the Territory (such as PetroChina in China or Petrobras in Brazil), Licensee’s offer will be considered equivalent only if the monetary value of such offer is at least one hundred twenty percent (120%) of the monetary value of the third party offer. To the extent there are any disputes about the value of Licensee’s offer (or whether the third party’s offer is equivalent), the parties shall submit the dispute to an industry expert for expedited resolution, to be binding on all parties.

6. COMPLIANCE WITH LAWS.  In its exploitation and commercialization of any Product Improvements outside the Territory, Licensor shall, and shall ensure that its affiliates and agents shall, obtain all licenses and permits as required by, and otherwise comply with, applicable laws and regulations of all applicable jurisdictions (it being understood that Licensor shall not take or permit any action to cause Licensee or its affiliates to not be in compliance with applicable laws and regulations of all applicable jurisdictions), including all such licenses, permits, laws and regulations as would be applicable to Licensee (within or outside the Territory) if Licensee were to exploit and commercialize such Product Improvements outside the Territory.

7. USE OF MARKS.  For the avoidance of doubt, without prior written consent by Licensee, Licensor shall not use any trademarks, trade names, service marks or other identifying information of Licensee, including without limitation “New Generation Biofuels” and the “New Generation Biofuels” corporate logo, in connection with its exploitation and commercialization of the Product Improvements.

EXECUTION VERSION

8. TERM AND TERMINATION.  This Addendum shall be effective as of the Addendum Effective Date and shall terminate upon any termination or expiration of the License.

9. INCORPORATION WITH LICENSE; EFFECT ON LICENSE.  This Addendum is deemed to be incorporated in and made part of the License as if fully set forth therein.  Except as amended or supplemented by this Addendum, the License remains in full force and effect.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Addendum to be executed as of the Addendum Effective Date.

LICENSOR: PTJ Bioenergy Holdings, Ltd., a company organized and existing under the laws of the Republic of Cyprus	LICENSEE: New Generation Biofuels, Inc., a Delaware corporation

Signature: /s/ Abraham Jacobi	Signature: /s/ Lee Rosen

Name. Abraham Jacobi,	Name: Lee Rosen

Title: Chairman & CEO	Title: Chairman

Signature: /s/ Ferdinando Petrucci

Name. Ferdinando Petrucci

Title: President